Exhibit (e)

POWERLAW CORP.

DISTRIBUTION REINVESTMENT PLAN

TERMS AND CONDITIONS

Pursuant to the Distribution Reinvestment Plan (the “Plan”) of Powerlaw Corp. (the “Company”), unless a holder (each, a “Shareholder”) of the Company’s shares of common stock, par value $0.001 (the “Common Shares”) otherwise elects, all dividends, capital gain distributions and returns of capital, if any, on such Shareholder’s Common Shares will be automatically reinvested by Continental Stock Transfer & Trust Company, as agent for Shareholders in administering the Plan (the “Plan Administrator”), in additional Common Shares of the Company. Shareholders who elect not to participate in the Plan will receive all dividends and other distributions payable in cash directly to the Shareholder of record (or, if the Common Shares are held in street or other nominee name, then to such nominee) by the Plan Administrator, as the dividend disbursing agent.

To opt out of the Plan, or opt back in, a Shareholder must provide notice in writing to the Plan Administrator at least five business days prior to any dividend/distribution record date; otherwise, such opt out or opt in request will not be effective until the next declared dividend or other distribution.

Shareholders may contact the Plan Administrator as follows:

IN WRITING

Shareholders may write to the Plan Administrator at the address below:

Continental Stock Transfer & Trust Co.

Attn: Shareholder Services

1 State Street, 30th Floor

New York, NY 10004

Be sure to include your name, your address, daytime phone number, last four digits of your social security or tax I.D. number and a reference to PowerLaw10, Inc. on all correspondence. Such correspondence must be executed by each Shareholder or such Shareholder’s authorized representative.

Whenever the Company declares an income dividend, a capital gain distribution or other distribution (collectively referred to as “distributions”) payable either in shares or in cash, non-participants in the Plan will receive cash and participants in the Plan will receive a number of Common Shares determined in accordance with the following provisions. The Common Shares will be acquired by the Plan Administrator for the participants’ accounts, depending upon the circumstances described below, either (i) through the receipt of additional unissued but authorized Common Shares from the Company (“Newly Issued Common Shares”) or (ii) by purchase of outstanding Common Shares on the open market (“Open-Market Purchases”) on the New York Stock Exchange, the primary national securities exchange on which the Common Shares are traded, or elsewhere. If, on the payment date for any distribution, the market price per share plus estimated brokerage trading fees is equal to or greater than the net asset value per Common Share (such condition being referred to herein as “market premium”), the Plan Administrator shall receive Newly Issued Common Shares, including fractions of shares from the Company for each Plan participant’s account. The number of Newly Issued Common Shares to be credited to each participant’s account will be determined by dividing the dollar amount of the distribution by the net asset value per Common Share on the date the Common Shares are issued, provided that, if the net asset value per Common Share is less than or equal to 95% of the then current market price per Common Share on the date of issuance, the dollar amount of the distribution will be divided by 95% of the market price on the date of issuance for purposes of determining the number of shares issuable under the Plan. If, on the payment date for any distribution, the net asset value per Common Share is greater than the market value plus estimated brokerage trading fees (such condition being referred to herein as “market discount”), the Plan Administrator will invest the distribution amount in Common Shares acquired on behalf of the participants in Open-Market Purchases.

In the event of a market discount on the payment date for any distribution, the Plan Administrator will have until the last business day before the next date on which the Common Shares trade on an “ex-dividend” basis or in no event more than 30 days after the record date for such distribution, whichever is sooner (the “Last Purchase Date”), to invest the distribution amount in Common Shares acquired in Open-Market Purchases. If, before the Plan Administrator has completed its Open-Market Purchases, the market price of a Common Share exceeds the net asset value per Common Share, the average per Common Share purchase price paid by the Plan Administrator may exceed the net asset value of the Common Shares, resulting in the acquisition of fewer Common Shares than if the distribution had been paid in newly issued shares on the distribution payment date. If the Plan Administrator is unable to invest the full distribution amount in Open-Market Purchases during the purchase period or if the market discount shifts to a market premium during the purchase period, the Plan Administrator may cease making Open-Market Purchases and may invest the uninvested portion of the distribution amount in Newly Issued Common Shares at the net asset value per Common Share at the close of business on the Last Purchase Date provided that, if the net asset value is less than or equal to 95% of the then current market price per Common Share, the dollar amount of the distribution will be divided by 95% of the market price on the date of issuance for purposes of determining the number of shares issuable under the Plan.

The Plan Administrator maintains all registered Shareholders’ accounts in the Plan and furnishes written confirmation of all transactions in the accounts, including information needed by Shareholders for tax records. Common Shares in the account of each Plan participant will be held by the Plan Administrator in non-certificated form in the name of the Plan participant.

Partial Reinvestment for Nominee Accounts

In the case of Common Shares owned by a beneficial owner but registered with the Plan Administrator in the name of a nominee, such as a bank, broker, or other financial intermediary (each, a “Nominee”), the Plan Administrator may accept instructions from such Nominee to reinvest distributions with respect to less than all of the Common Shares registered in the name of such Nominee, in order to reflect differing reinvestment elections of the Nominee’s underlying beneficial owners, as certified to the Plan Administrator by such Nominee from time to time.

Registered Shareholders whose Common Shares are registered directly in their own name may elect either full participation or full non-participation in the Plan with respect to all such Common Shares and may not elect partial participation.

In the case of Common Shares owned by a beneficial owner but registered with the Plan Administrator in the name of a nominee, such as a bank, a broker or other financial intermediary (each, a “Nominee”), the Plan Administrator will administer the Plan on the basis of the number of Common Shares certified from time to time by the Nominee as participating in the Plan, including certifications reflecting partial participation pursuant to the elections of underlying beneficial owners. The Plan Administrator will not take instructions or elections from a beneficial owner whose Common Shares are registered with the Plan Administrator in the name of a Nominee. If a beneficial owner’s shares are held through a Nominee and are not registered with the Plan Administrator as participating in the Plan, neither the beneficial owner nor the Nominee will be participants in or have distributions reinvested under the Plan with respect to those shares. If a beneficial owner of Common Shares held in the name of a Nominee wishes to participate in the Plan, and the Shareholder’s Nominee is unable or unwilling to become a registered shareholder and a Plan participant with respect to those shares on the beneficial owner’s behalf, the beneficial owner may request that the Nominee arrange to have all or a portion of his or her Common Shares registered with the Plan Administrator in the beneficial owner’s name so that the beneficial owner may be enrolled as a participant in the Plan with respect to those Common Shares. Participants whose Common Shares are registered with the Plan Administrator in the name of one Nominee may not be able to transfer the Common Shares to another firm or Nominee and continue to participate in the Plan.

There will be no brokerage charges with respect those Common Shares issued directly by the Company as a result of distributions payable either in Common Shares or in cash. However, each participant will pay a pro rata share of brokerage trading fees incurred in connection with Open-Market Purchases in connection with the reinvestment of distributions.

The Company reserves the right to amend or terminate the Plan. There is no direct service charge to participants with regard to purchases in the Plan; however, the Company reserves the right to amend the Plan to include a service charge payable by the participants by written notice provided directly or in the next report to Shareholders.

VOTING

Each Shareholder proxy will include those Common Shares purchased or received pursuant to the Plan. The Plan Administrator will forward all proxy solicitation materials to participants and vote proxies for Common Shares held pursuant to the Plan in accordance with the instructions of the participants.

TAXATION

The automatic reinvestment of distributions will not relieve Plan participants of any federal, state or local income tax that may be payable (or required to be withheld) on such distributions. Participants that request a sale of Common Shares through the Plan Administrator are subject to brokerage commissions.